                               		 	 		        BOSTON TECHNOLOGY, INC.
                               	 	 		 	       100 Quannapowitt Parkway
                                				 	        Wakefield, Massachusetts  01880


      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 1997


To the Stockholders:

	The Annual Meeting of Stockholders of Boston Technology, Inc. (the "Company") will be held at the Boston Marriott Copley, 110 Huntington Avenue, Boston, Massachusetts, on Wednesday, June 25, 1997 at 3:00 p.m., EDT, to consider and act upon the following matters described in the Proxy
Statement:

1.  To elect seven directors for the ensuing year.

2. To approve an Amendment to the Company's 1996 Stock Incentive Plan as described in the Proxy Statement.

3. To approve an Amendment to the Company's 1995 Employee Stock Purchase Plan as described in the Proxy Statement.

4. To approve an Amendment to the Company's 1995 Director Stock Option Plan as described in the Proxy Statement.

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

   	Stockholders of record at the close of business on May 7, 1997 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

         	All stockholders are cordially invited to attend the meeting.

                                  					   By order of the Board of Directors


                               					      Carol B. Langer, Secretary

Wakefield, Massachusetts
May 15, 1997

	THE BOARD OF DIRECTORS CONSIDERS THE VOTE OF ALL STOCKHOLDERS TO BE IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

					                                         BOSTON TECHNOLOGY, INC.
					                                         100 Quannapowitt Parkway
                                  					       Wakefield, Massachusetts  01880


              	PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
			                              	   June 25, 1997


	This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Technology, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Boston Marriott Copley, 110 Huntington Avenue, Boston, Massachusetts, at 3:00 p.m., EDT on Wednesday June 25, 1997, (and at any adjournments thereof), for the purposes set forth in the foregoing Notice.

	The close of business on May 7, 1997 has been established as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting, and at any adjournments thereof. As of the record date, there were issued and outstanding and entitled to vote 26,047,036 shares of Common Stock of the Company, par value $.001 per share ("Common Stock"). Holders of shares of Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the meeting and any adjournments thereof.

	This Proxy Statement and the accompanying proxy materials were mailed to stockholders of the Company on or about May 15, 1997. The financial statements of the Company for the fiscal year ended January 31, 1997 are contained in the Annual Report to Stockholders which is being mailed to stockholders of the Company together with this Proxy Statement.

	All proxies will be voted in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice and, with respect to any other business which may properly come before the meeting, in the discretion of the named proxies. Any proxy may be revoked by a stockholder at any time before it is exercised by written revocation sent to Carol B. Langer, Secretary of the Company.

Votes Required

	A quorum at the Annual Meeting shall consist of one-third (1/3) of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy. The seven director nominees who receive a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting will be elected. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and voting on the matter is required for the approval of the other matters set forth in the foregoing Notice.

	Shares of Common Stock represented in person or by proxy at the Annual Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting) will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting has the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as voting on such matter nor as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" has no effect on the voting of any matter to be acted upon at the Annual Meeting.

Beneficial Ownership

	The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of April 30, 1997, by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each executive officer named in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group.

                                                 								Number of Shares                Percentage of Common
	Name of Beneficial Owners                               Beneficially Owned(1)           Stock Outstanding
	Directors and Executive Officers
	Greg C. Carr (2).............................................   2,423,600               8.9%
	Richard J. Connaughton.......................................      67,200 (3)            *
	Herman B. Leonard............................................     209,200 (4)            *
	Joseph E. Norberg............................................      60,000 (4)            *
	Richard K. Snelling..........................................      85,348 (4)            *
	Francis E. Girard.. .........................................     240,280 (5)            *
	George J. Matz ..............................................      23,334 (5)            *
	Robert J. Slezak.............................................     213,333 (5)            *
	John M. Weaver...............................................      64,636 (5)            *
	A. K. Wnorowski..............................................     140,187 (5)            *
	All directors and executive officers
	      as a group (12 persons)................................   3,629,315 (6)          13.4%

	                         Non-Directors or Officers
	Swiss Bank Corporation.......................................   2,192,765 (7)           8.1%
	John C.W. Taylor.............................................     273,950 (8)           1.0%


*       Less than 1%

(1) The number of shares beneficially owned by each stockholder is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 30, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power
(or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2) The business address for Mr. Carr is c/o Boston Technology, Inc., 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

(3) Includes 60,000 shares which Mr. Connaughton has the right to acquire within 60 days after April 30, 1997 upon exercise of outstanding stock options; and 2,200 shares which Mr. Connaughton holds in a Trust and to which Mr. Connaughton disclaims beneficial ownership. Mr. Connaughton has no voting or dispositive power over the shares held in such Trust.

(4) Includes 75,000, 60,000 and 45,000 shares which Messrs. Leonard, Norberg and Snelling, respectively, have the right to acquire within 60 days after April 30, 1997 upon exercise of outstanding stock options.

(5)     Includes 177,980, 23,334, 213,333, 63,334 and 30,793 shares which
Messrs. Girard, Matz, Slezak, Weaver and Wnorowski, respectively, have the right to acquire within 60 days after April 30, 1997 upon exercise of outstanding stock options.

(6) Includes 857,639 shares which all executive officers and directors as a group have the right to acquire within 60 days after April 30, 1997 upon exercise of outstanding stock options. Also includes the shares described in note (3) above.

(7) Based solely on a Schedule 13G filed on February 12, 1997 by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"), denoting their aggregate purchase of the shares shown above. BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI; BHI is a wholly-owned subsidiary of SBCUSA; and SBCUSA is a wholly-owned subsidiary of SBC.

(8) Includes 273,950 shares which Dr. Taylor, the Company's former President and CEO, has the right to acquire within 60 days after April 30, 1997 upon exercise of outstanding stock options.

ELECTION OF DIRECTORS

	The persons named in the enclosed Proxy will vote to elect as directors the seven nominees named below, unless authority to vote for the election of directors is withheld by marking the Proxy to that effect or the Proxy is marked with the names of directors as to whom authority to vote is withheld. The Proxy may not be voted for more than seven directors.

	All of the directors so elected will serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. If a nominee becomes unavailable, the person acting under the Proxy may vote the Proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

	The following table sets forth the name and age of each nominee and the positions and offices held by him, his principal occupation and business experience and the year in which he first became a director of the Company:

											Director
	Name and Principal Occupation                             Age                   Since
Greg C. Carr....................................................  37                    1986
Chairman of the Board of Directors of the Company

Richard J. Connaughton..........................................  46                    1988
President of Connaughton Development Corporation

Herman B. Leonard...............................................  44                    1989
Professor and Academic Dean for Teaching Programs,
Kennedy School of Government, Harvard University

Joseph E. Norberg...............................................  50                    1990
Executive Vice President and Chief Operating Officer of
Hill, Holliday, Connors, Cosmopulos, Inc.

Richard K. Snelling.............................................  65                    1993
Chairman and Chief Executive Officer of Videoconferencing
Systems, Inc.

Francis E. Girard...............................................  58                    1996
President and Chief Executive Officer of the Company

Robert J. Slezak................................................  47                    1996
Executive Vice President of Technology and Marketing
of the Company

Mr. Carr, one of the Company's two co-founders, served as President and Chief Executive Officer of the Company from April 1986 to August 1992. He has served as a director since the Company's formation in April 1986 and as Chairman of the Board since April 1992. Mr. Carr also is Chairman of Prodigy, Inc., a global Internet service provider. He holds a B.S. degree in History from Utah State University and a Masters Degree in Public Policy from Harvard University.

Mr. Connaughton has been a director of the Company since November 1988. He has been the President of Connaughton Development Corporation, a high technology investment and development firm based in Massachusetts, since he founded that firm in 1987. From 1972 to 1987, Mr. Connaughton held several positions with Wang Laboratories, Inc., a manufacturer of computers, word processing equipment and related peripheral devices, including Vice President of Telecommunications Products from 1986 to 1987 and Vice President of Independent Sales Organizations from 1984 to 1986. He received a B.S. degree in Mathematics from Springfield College in 1972.

Dr. Leonard has served as a director of the Company since November 1989 and previously served as its Treasurer from January 1987 until November 1989. Dr. Leonard is the Baker Professor of Public Management at the Kennedy School of Government, Harvard University, a position which he has held since 1986, and the Academic Dean for the Teaching Programs, also at Harvard University, a position which he has held since July 1992. He was an Associate Professor of Public Policy from 1983 to 1986, and an Assistant Professor from 1979 to 1983, at Harvard University. Dr. Leonard holds A.B., A.M. and Ph.D. degrees in Economics from Harvard University.

Mr. Norberg has been a director of the Company since May 1990. Mr. Norberg is currently Executive Vice President and Chief Operating Officer at Hill, Holliday, Connors, Cosmopulos, Inc., an advertising agency in Boston. He joined the company in 1986 as Chief Financial Officer, and became Chief Operating Officer in 1996. Prior to joining Hill, Holliday, Mr. Norberg held a number of positions at Wang Laboratories, Inc., including European Controller, Vice President/International Controller and Vice President/Controller/US. Before joining Wang, Mr. Norberg served as Audit Manager at Ernst and Young for eight years. Mr. Norberg received a Bachelor of Science in Management in 1968 from Boston College.

Mr. Snelling has served as a director of the Company since November 1993.
Mr. Snelling was employed for 35 years by Southern Bell and BellSouth Telecommunications and retired from BellSouth as Executive Vice President in December 1991. He was the founder and Director/CEO of the Georgia Center of Advanced Telecommunications Technology and served as its Chairman of the Board until February 1993. He is currently Chairman and Chief Executive
Officer of Videoconferencing Systems, Inc., a worldwide provider of videoconferencing systems to businesses. He also serves on the Boards of Digital Wireless and Home Wireless Network. Mr. Snelling is an engineering graduate of the University of Florida and a registered professional engineer and member of the Georgia and National Society of Professional Engineers. He is a Fellow in the Institute of Electrical and Electronics Engineers. In addition, he is a member of the Georgia Technology Engineering Advisory Council and the President's Council of the University of Florida. Mr. Snelling is also a member of the Georgia Technology Hall of Fame and presently serves as the Southeast Region Chairman of the American Electronics Association.

Mr. Girard was elected President and Chief Executive Officer of the Company effective May 31, 1996, and appointed as a director effective May 16, 1996. Previously he served as Executive Vice President of World Sales since October 1994. He joined the Company in January 1989 as Senior Vice President of Sales and assumed the position of Senior Vice President and General Manager of North American Markets in January 1994. Previously, he was Vice President of Sales, Marketing and Support for NEC Information Systems, Inc., a U.S. distributor of NEC computers and peripherals, from 1985 to 1989. Mr. Girard has also served as Director of Marketing for the National Independent Sales Organization and Reseller Marketing programs at Wang Laboratories, Inc., from 1983 to 1985, in addition to several other sales and marketing management positions. Mr. Girard holds a B.A. degree in Business from Merrimack College.

Mr. Slezak, who was appointed as a director effective May 16, 1996, has served as Executive Vice President of Technology and Marketing of the Company since June 1996. He joined the Company in May 1992 as Vice President of Research and Development and was appointed Executive Vice President of Development in October 1994. From 1987 to 1990, he was employed by International Computers, Ltd., a provider of high-end computer systems to RBOCs and other users, where he held the position of Vice President, Engineering. Previously, Mr. Slezak was Director, Core Systems Software, in addition to holding several other software development and management positions, at Wang Laboratories, Inc., from 1979 to 1987. Mr. Slezak holds a B.S. degree in Mechanical and Aerospace Engineering, a Masters degree in Computer Science from the Illinois Institute of Technology, and a Masters degree in Management from Northwestern University.

There are no family relationships among any of the Company's executive officers and directors.

Meetings of the Board of Directors and Committees

During the fiscal year ended January 31, 1997, the Board of Directors held ten meetings. The Company has an Audit Committee, consisting of Messrs. Connaughton, Leonard and Norberg, which met two times in the fiscal year ended January 31, 1997. The Company has a Compensation Committee, consisting of Messrs. Connaughton, Norberg and Snelling, which met four times in the fiscal year ended January 31, 1997. The Company has no standing Nominating Committee or committee serving a similar function. During the fiscal year ended January 31, 1997, each director attended over 75% of the total number of meetings of the Board of Directors and committees of which he was a member.

The principal responsibilities of the Audit Committee of the Board of Directors are to (a) review the performance of the Company's auditors during the annual audit, (b) review the Company's internal control policies and procedures, and
(c) consider and recommend the selection of the Company's independent auditors. The responsibilities of the Compensation Committee are described in its report included in this Proxy Statement.

Director Compensation

Directors who are also officers of the Company do not receive compensation for their services to the Company as directors. Directors who are not officers of the Company are reimbursed for out-of-pocket expenses for attending Board and committee meetings, but otherwise receive no compensation for service as directors.

In June 1995, the stockholders of the Company approved the 1995 Director Stock Option Plan (the "1995 Director Plan"). The 1995 Director Plan provides that an option to purchase 30,000 shares of Common Stock of the Company be granted to eligible directors on March 1, 1995. Accordingly, on March 1, 1995, Messrs. Connaughton, Leonard, Norberg and Snelling each received an option to purchase 30,000 shares of Common Stock at an exercise price of $12.63 per share.
In addition, on May 8, 1997, such directors received an option to purchase 30,000 shares of Common Stock at an exercise price of $24.13 per share, subject to stockholder approval of the proposed ammendment to the 1995 Director Plan. The 1995 Director Plan also provides that an option to purchase 30,000 shares shall be granted to an eligible director upon his or her initial election as a director. All options granted under the 1995 Director Plan vest and become exercisable in increments of 10,000 each on the date of the first, second and third annual meetings of the stockholders after the date of grant. An optionee may exercise his or her option only while he or she is a director of the Company, or up to three (3) years after he or she ceases to be a director of the Company. All options granted under the 1995 Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and terminate on the tenth anniversary of the date of grant.

Executive Officers

Executive officers are generally elected by the Board of Directors annually at its meeting immediately preceding the Annual Meeting of Stockholders, and hold office until the next annual meeting unless they sooner resign or are removed from office. The following table sets forth the name, age and principal position with the Company of each current executive officer:

Name                                                    Age             Position
Valerie H. Gilman...................................    39              Vice President of Human Resources

Francis E. Girard...................................    58              President and Chief Executive Officer

Carol B. Langer.....................................    47              Senior Vice President of Finance, Chief
									Financial Officer, Treasurer and Secretary

George J. Matz......................................    47              Vice President of World Sales

Robert J. Slezak....................................    47              Executive Vice President of Technology
									and Marketing

John M. Weaver......................................    42              Senior Vice President of Operations and
									Customer Support

A. K. Wnorowski......................................   55              Senior Vice President of Strategic Alliances and
									General Counsel

Ms. Gilman has served as Vice President of Human Resources since August 1995. Previously, from 1990 to 1995, Ms. Gilman held several positions with Avnet, Inc., a distributor of electronic components and computers, including Regional Director of Human Resources. Prior to her employment at Avnet, she was employed as Corporate Director of Human Resources at Maynard Plastics from 1988 to 1990. From 1979 to 1982 and 1984 to 1990, Ms. Gilman held various Human Resources positions at M/A-Com, Inc., which included five years at the MAC division where she assumed the role of Director of Human Resources. From 1982 to 1984, Ms. Gilman was a College Relations Coordinator and Human Resources Representative at GTE Communications Systems Division. Ms. Gilman holds a B.A. degree in Psychology from the University of Massachusetts at Amherst.

Mr. Girard's biography appears in the "Election of Directors" section of this Proxy Statement.

Ms. Langer has served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary, since August 1995, and served as Vice President of Finance, Chief Financial Officer and Treasurer, from October 1994 to August 1995. She joined the Company in January 1993 as Corporate Controller. Previously she was a Senior Audit Manager with KPMG Peat Marwick from 1987 to 1993. Prior to her employment with KPMG Peat Marwick, she was Controller for Charles River Biotechnical Services, Inc., from 1986 to 1987. From 1982 to 1986 she was a Financial Planning Manager at M/A-Com MAC, Inc. and from 1978 to 1982 she was an Audit Manager at KPMG Peat Marwick. Ms. Langer holds an M.S. degree in Accounting from Northeastern University, and an A.B. degree in English Language and Literature from Boston University. She is also a Certified Public Accountant in Massachusetts.

Mr. Matz has served as Vice President of World Sales since June 1996. He joined the Company in December 1995 as Area Vice President Southern Region based in Atlanta. Previously he was the Executive Director of World Sales with Dale, Gesek, McWilliams and Sheridan, Inc. (DGM&S) from 1994 to 1995. Prior to his employment with DGM&S he was the Director of North American Sales with Summa Four, Inc., from 1990 to 1994. Prior to his employment with Summa Four, Inc., Mr. Matz was the Regional Sales Director for Microtel Ltd., from 1987 to 1990. Mr. Matz holds a B.S. degree in Education from Wilkes University. He has completed business graduate studies at Pennsylvania State University.

Mr. Slezak's biography appears in the "Election of Directors" section of this Proxy Statement.

Mr. Weaver has served as Senior Vice President of Operations and Customer Support since February 1997. He joined the Company in November 1994 as Vice President of Operations and Customer Support. From 1979 through November 1994, Mr. Weaver held various positions with Digital Equipment Corporation, a computer manufacturing company, including Plant Manager, Manager of Manufacturing Engineering and Operations, and other manufacturing management positions. Previously he was employed by the General Electric Corporation from 1976 to 1979. Mr. Weaver holds a B.S. Degree in Mechanical Engineering from the University of Notre Dame. Mr. Weaver has completed masters courses in Computer Science and Industrial Engineering at Rensselaer Polytechnic University.

Mr. Wnorowski has served as Senior Vice President of Strategic Alliances and General Counsel since August 1995. He joined the Company in November 1991 as Senior Vice President of Administration, responsible for all human resources, legal and administrative matters. He was elected to the additional position of General Counsel in July 1992. In October 1994, he relinquished the responsibility for human resources and assumed responsibility for Information Services and Support until August 1995. Prior to joining the Company, Mr. Wnorowski served from 1986 to September 1990 as Senior Vice President and General Counsel for US Sprint Communications Company. From 1985 to 1986, he was Vice President-General Counsel and Regulatory for GTE Sprint Communications Company. He previously held executive and general counsel positions with seven GTE Corporation telephone operating companies during the period from 1973 through 1985. After leaving US Sprint in 1990, Mr. Wnorowski was associated with the Kansas City, Missouri law firm of Spencer, Fane, Britt and Browne.
Mr. Wnorowski holds a B.A. degree from Niagara University and a J.D. degree from St. John's University School of Law.

Compensation Tables

	The following table provides information on the compensation received by the Chief Executive Officer, the Company's former Chief Executive Officer and the four other most highly compensated executive officers during fiscal year 1997 (collectively, the "named executive officers") and for the three fiscal years ended January 31, 1997.

			       Annual Compensation                                     Long-term
			       -------------------                                   Compensation
											Awards
Name                                                                       Other                          All Other
and                                                                        Annual       Securities        Compen--
Principal                       Fiscal    Salary           Bonus        Compensation    Underlying         sation
Position                         Year      ($)              ($)             ($)         Options  (#)        ($)  1
Francis E. Girard                1997    $312,000        $157,500        $  23,000  3    350,000          $  1,500
President and CEO 2              1996    $200,000        $ 63,000        $  12,000  3     85,000          $  1,500
                            				 1995    $178,000        $112,000        $  12,000  3     50,000          $  1,500

John C.W. Taylor                 1997    $237,000           - -              - -          33,950             - -
Former President and CEO4        1996    $275,000           - -          $  42,000  5     27,717             - -
                            				 1995    $263,000           - -          $  52,000  5     50,000             - -

George J. Matz                   1997    $197,000        $ 97,000        $  27,000  5     80,000          $  1,500
Vice President of World Sales    1996    $ 14,000  6        - -              - -          20,000             - -

Robert J. Slezak                 1997    $216,000        $ 98,000            - -          70,000          $    400
Executive Vice President of      1996    $192,000        $ 63,000            - -          55,000          $  1,500
Technology and Marketing         1995    $160,000        $108,000            - -          25,000          $  1,500

John M. Weaver                   1997    $166,000        $ 72,000            - -          50,000          $  1,500
Senior Vice President of         1996    $153,000        $ 37,000            - -          40,000          $  1,500
Operations and Customer Service  1995    $ 30,000  7     $ 38,000        $  44,000  5     60,000             - -

A.K. Wnorowski                   1997    $189,000        $ 87,000            - -          40,000          $  1,500
Senior Vice President  of        1996    $183,000        $ 37,000            - -          20,000          $  1,500
Strategic Alliances and          1995    $174,000        $ 73,000            - -          15,000          $  1,500
General Counsel

1       Represents company matching contributions to the Boston Technology
Employee Savings and Profit Sharing Plan (401(k) Plan).

2       Mr. Girard, formerly Executive Vice President of Worldwide Sales, began serving as the Company's President and Chief Executive Officer effective May 31, 1996.

3       Represents aggregate monthly expense stipends paid pursuant to
Mr. Girard's employment agreement.

4       Dr. Taylor resigned as President and Chief Executive Officer and a director of the Company effective May 31, 1996.

5       Represents relocation expenses associated with the hiring of
Messrs. Taylor, Matz and Weaver.

6       Mr. Matz joined the Company on December 11, 1995.

7       Mr. Weaver joined the Company on November 15, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

	The following table summarizes stock options granted during fiscal 1997 to the named executive officers under the Company's stock option plans. The amounts shown as potential realizable values of these options are based on assumed annual rates of appreciation in the price of the Company's Common
Stock of five percent and ten percent over the term of the options, as required by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the Company's stock price. The named officers will realize no gain upon the exercise of these options without an increase in the price of the Company's Common Stock, which increase will benefit all stockholders proportionately.

                     					   Individual Grants
                     					  -------------------
		                     Number of       Percent                                         Potential Realizable
              		       Securities      of Total                                          Value at Assumed
              		       Underlying      Options                                           Annual Rates of
                     			 Options      Granted to      Exercise or                     Price Appreciation for
                     			 Granted     Employees in     Base Price      Expiration            Option Term
 Name                      (#)        Fiscal Year       ($/Sh)           Date               5% ($)       10% ($)
Francis E. Girard       200,000  1      17.2%          $ 14.88        04/28/2006       $ 1,871,590     $ 4,742,978
		                     	150,000  2      12.9%          $ 24.38        12/23/2006       $ 2,299,868     $ 5,828,316
John C.W. Taylor         33,950  3       2.9%          $ 14.88        04/28/2006       $   358,846     $   936,150
George J. Matz           50,000  4       4.2%          $ 14.88        04/28/2006       $   467,898     $ 1,185,744
			                      10,000  4       0.9%          $ 14.63        08/14/2006       $    92,007     $   233,165
                     			 20,000  4       1.7%          $ 29.75        01/28/2007       $   374,192     $   948,277
Robert J. Slezak         60,000  4       5.2%          $ 14.88        04/28/2006       $   561,477     $ 1,422,893
                     			 10,000  4       0.9%          $ 29.75        01/28/2007       $   187,096     $   474,138
John M. Weaver           30,000  4       2.6%          $ 14.63        08/14/2006       $   276,022     $   699,494
                     			 20,000  4       1.7%          $ 29.75        01/28/2007       $   374,192     $   948,277
A.K. Wnorowski           30,000  4       2.6%          $ 14.63        08/14/2006       $   276,022     $   699,494
                     			 10,000  4       0.9%          $ 29.75        01/28/2007       $   187,096     $   474,138


1 Option vests in four equal annual installments beginning one year after the date of grant.

2 30,000 options vest in the first, second and third year after the date of grant, and 60,000 options vest in the fourth year after the date of grant.

3  Option vests in its entirety on the date of grant.

4 Option vests in three equal annual installments beginning one year after the date of grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL
AND FISCAL YEAR-END OPTION VALUES

The following table summarizes the net value realized on the exercise of options in fiscal 1997, and the value of outstanding options as of January 31, 1997, for the named executives officers.

                                                          											                          Value  of Unexercised
                                                 							       Number of Securities            In-the-Money Options
                                                 							      Underlying Unexercised            at Fiscal Year-End
							                                                   Options at Fiscal Year-End (#)             ($)  2

              		     Shares Acquired      Value
Name                 on Exercise (#)     Realized ($)(1)  Exerciseable    Unexerciseable   Exerciseable    Unexerciseable
Francis E. Girard         - -               - -              116,314         431,666       $ 2,298,784       $ 5,579,439
John C.W. Taylor         50,000          $705,250            448,950           - -         $ 9,964,548             - -
George J. Matz            - -               - -                6,667          93,333       $   110,872       $ 1,206,828
Robert J. Slezak          - -               - -              186,667         114,999       $ 4,686,691       $ 1,736,466
John M. Weaver            - -               - -               53,334          96,666       $   929,444       $ 1,311,156
A.K. Wnorowski           43,510          $543,896             30,793          58,333       $   606,777       $   811,778


1       The value of exercised options is calculated by subtracting the aggregate exercise or base price from the aggregate fair market value of the securities underlying the options as of the exercise date.

2       The value of unexercised in-the-money options is calculated by subtracting the aggregate exercise or base price from the aggregate fair market value of the securities underlying the options as of the fiscal year-end.

PERFORMANCE GRAPH

	The following table shows a five year cumulative total return to stockholders for Boston Technology, Inc. ("BSN"), the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and Standard & Poors Communication Equipment/Manufacturers Index and the
New York Stock Exchange Composite Index assuming an investment of $100 on January 31, 1992 and the reinvestment of all dividends. Measurement points are the last trading days for the fiscal years ending on the dates listed below. Until January 10, 1997, the Company's Common Stock was traded on the Nasdaq National Market. Since January 13, 1997, the Company's Common Stock has been traded on the New York Stock Exchange.



                            				1/31/92   1/31/93   1/31/94   1/31/95   1/31/96   1/31/97
                            				-------   -------   -------   -------   -------   -------
Boston Technology, Inc.          $100      $223      $313       $347      $363      $823
NASDAQ Composite Index           $100      $113      $130       $124      $175      $229
S&P Comm. Equip./Mfg. Index      $100      $106      $105       $110      $178      $228
NYSE Composite Index             $100      $107      $119       $114      $150      $183

Report of the Board of Directors -  Compensation Committee

	The Company's compensation program is administered by a Compensation Committee. This Committee was formed by the Board of Directors in May 1993 and currently consists of Messrs. Connaughton, Norberg and Snelling, all of whom are non-employee directors. The responsibilities of the Compensation Committee are to (a) establish the total compensation package of the President and Chief Executive Officer, (b) review and approve the compensation of executive officers including salary, bonus, stock options and other compensation, and (c) review and approve the grant of stock options for all employees of the Company.

Compensation Philosophy

	The Company's Executive Compensation Program has been structured to attract, retain and reward executive officers for meeting the Company's goals and objectives for each individual fiscal year, as well as to achieve its long-term strategies. In determining executive compensation, input is received from the President and Chief Executive Officer and the Human Resources Department.

	In establishing overall compensation for its executives, the Company reviews compensation surveys of growth companies in the high technology industry. In order to attract and retain executives who are qualified to undertake multiple responsibilities in a fast growing company, the Board also considers the experience and background of the individual executive and the breadth of responsibilities that he or she is expected to assume with the Company. The Compensation Committee believes all of the executives, including the President and Chief Executive Officer, must be familiar with all aspects of the business in order for the Company to identify and implement, through its executive officer team, the necessary vision to allow the Company to grow its business and reward stockholders through increased value of their holdings.

Executive Compensation Structure

	The compensation of executive officers consists of a base salary, an annual bonus, which is based upon a percentage of the executive's base salary, and stock options granted through the Company's 1996 Stock Incentive Plan.

Base Salary: In fixing salary, the Committee's goal is to assure a base salary level sufficient to attract and retain key executives, but to balance that goal with significant bonus and long-term incentives which assure that a significant portion of compensation is dependent upon financial performance of the Company. During fiscal year 1997 the Committee approved an average merit increase of approximately 4.5% for all executives. Percentage increases for each member of the executive team varied based upon position in market range and overall job performance.

Bonuses: The annual bonus is allocated at fifty percent (50%) for achievement of the Company's financial goals and the resultant increase in stockholder value, and fifty percent (50%) for achievement of the individual's personal performance goals. During fiscal year 1997, the Company achieved its financial goals, with a growth in net income amounting to 288% over fiscal year 1996 and net income per share increasing by 268% over fiscal year 1996. (Fiscal year-to-year comparison excludes the effect of certain non-recurring charges in fiscal year 1996.) As a result of this performance, the Board awarded the full 100% of the Company portion. The determination of the actual percentage which was paid to each executive with respect to the personal performance portion was based upon a subjective evaluation by the President and Chief Executive Officer of the individual's performance and contribution to the Company's overall performance, and were approved in each case by the Compensation Committee.
The aggregate of bonus payments to the exectuive officers has a group amounted to $636,723.

Stock Options: In 1996, the stockholders approved the 1996 Stock Incentive Plan which allows the Company the flexibility to issue stock options and/or Common Stock to executives and employees, as determined by the Compensation Committee. It is the judgment of the Compensation Committee that stock options are important incentives for executive officers to remain with the Company and to align their interests with those of the stockholders. Stock options are granted to executive officers on the same terms as other employees of the Company, without any discount in the exercise price, which price is fixed at the fair market value on the date of the grant. Furthermore, executive officers' stock options generally vest over a period of three or more years, providing an incentive for continued employment with the Company.

The Committee considers the grant of options to executive officers on an annual basis, in order to permit the regular valuation of management equity participation and to monitor the corresponding impact on equity dilution to stockholders. In granting options, the Committee considers current equity ownership and anticipated contrubutions to the Company. During fiscal year 1997, the Compensation Committee approved the grant of 670,000 options to purchase shares for all executive officers as a group (including Mr. Girard), at exercise prices ranging from $14.63 to $29.75 per share, in each case representing the fair market value of the Common Stock on the date of grant.

Other Benefits: In addition, executive officers also participate in various other benefit programs, such as the health, dental and life insurance programs, the Employee Savings and Profit Sharing Plan ("the 401(k) Plan"), and the Employee Stock Purchase Plan. These benefit programs are available to executive officers on the same terms and conditions as they are available to all employees. The Employee Stock Purchase Plan, for example, allows participants to purchase shares in the Company at a discount of approximately 15% of the fair market value at the beginning or end of the applicable purchase period. This provides an additional incentive for executives to participate in the long-term success of the Company through further investment in Company stock. The Company has no defined benefit or actuarial pension plan.

In addition, an Officers Deferred Compensation Plan is made available to executive officers. Under the Deferred Compensation Plan, the officer has the option to defer all or a portion of salary and/or bonus until retirement, separation or a fixed date at least five years from the date of election. The deferred amounts are retained as Company assets but are invested, at the officer's election, in either a guaranteed interest investment option or a designated mutual fund. This is a non-qualified plan which is administered by the Board, and is subject to revision or termination at the Board's discretion. As of January 31, 1997, a total of $57,294 has been deferred by various officers under the Plan.

Summary of Compensation of Chief Executive Officer

Effective May 31, 1996, Mr. Francis E. Girard was elected the Company's President and Chief Executive Officer. He received salary compensation of $300,000 on an annualized basis. Mr. Girard also received a bonus based on the factors used to determine bonus amounts for the other executive officers of the Company, which are described above. In addition, in fiscal year 1997, the Committee approved grants to Mr. Girard of stock options for the purchase of 200,000 and 150,000 shares of the Company's Common Stock at an exercise price of $14.88 and $24.38, respectively. These grants were made to continue to align the interests of Mr. Girard with those of the stockholders and to provide an additional incentive to Mr. Girard to continue to improve the performance of the Company over this period of time and to increase the stockholder value in the Company.

Compliance with Internal Revenue Code Section 162(m)

The Company does not believe that Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and four other most highly compensated executive officers, will generally have an effect on the Company. The Committee intends to periodically review the potential consequences of Section 162(m) has and may continue to structure certain elements of the performance-based portion of its executive officer compensation to comply with exemptions provided in Section 162(m).

                                  					       Compensation Committee
                                   				       Richard J. Connaughton
                                  					       Joseph E. Norberg
                                  					       Richard K. Snelling

Compensation Committee Interlocks and Insider Participation

	Mr. Snelling replaced Mr. Carr on the Compensation Committee during fiscal year 1997. Previously, Messrs. Carr, Connaughton and Norberg served on the Compensation Committee during fiscal year 1997. Greg C. Carr is a former officer of the Company.

	In July 1991, the Company entered into an equipment lease agreement (the "Lease") with Voice Messaging of Colorado, Inc. ("VMC"), pursuant to which the Company leased certain voice processing equipment to VMC for a period of five years. During fiscal year 1994, VMC subleased and assigned certain of the equipment to a current customer of the Company. The Company approved the sublease and assignment. Gordon J. Heuser, the principal stockholder and an executive officer of VMC, and Kenneth W. Carr, the brother of Greg C. Carr, are partners in a law firm that has guaranteed the payment of the obligations of VMC under the Lease. Messrs. Heuser and Kenneth Carr have also provided their personal guarantees. Kenneth C. Carr is neither a stockholder nor a principal in VMC. The Company believes that the terms of the Lease are no less favorable to the Company than could have been obtained from an unrelated third party.

Employment Agreements

	The Company has entered into employment agreements with Messrs. Girard, Matz, Slezak, Weaver and Wnorowski. These agreements have no stated term and may be terminated by the Company at any time. Upon a termination without cause, Messrs. Girard and Slezak are entitled to receive a payment equal to one year of their base salary (plus accrued bonuses), while Messrs. Matz, Weaver and Wnorowski are entitled to receive a payment equal to six months of their base salary (plus accrued bonuses). In the event that a majority of the outstanding Common Stock is ever controlled by a person or an affiliated group of persons other than Mr. Carr and Scott A. Jones, a co-founder of the Company, all unvested options granted to Messrs. Girard, Matz, Slezak, Weaver and Wnorowski (708,330 shares as of April 30, 1997) will become immediately vested.

Employee Severance Benefit Plan

	The Company considers it essential to the best interest of its stockholders to foster the continuous employment of its personnel. In this regard, the Board of Directors of the Company recognizes that, as is the case with many corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among employees, may result in the departure or distraction of personnel to the detriment of the Company, its stockholders and its customers. Therefore, in May 1991, the Board of Directors adopted the Employee Severance Benefit Plan ("Severance Plan"), under which the Company will provide certain benefits to eligible employees in the event that a change in control (as defined in the Severance Plan) of the Company occurs and the employees' employment with the Company is terminated within twelve months after the change in control other than for cause or disability, or by the employee for good reason (as such terms are defined in the Severance Plan). In any such event, the Company will (i) pay to the employee fifty percent (50%) of his or her annual salary (in the case of an employee who has been employed by the Company for less than one year) or one hundred percent (100%) of his or her annual salary (in the case of an employee who has been employed by the Company for more than one year), reduced by the amount of any other severance benefits payable by the Company to the employee,
(ii) provide to the employee life, disability, accident and health insurance benefits for a period of one year after termination and (iii) accelerate the vesting of each stock option held by the employee.

	All full-time employees of the Company or its subsidiaries who have been employed for at least 90 days automatically participate in the Severance Plan. As of April 30, 1997, approximately 616 employees were entitled to participate in the Severance Plan. The Severance Plan commenced on May 9, 1991 and automatically continues for additional one year periods thereafter unless at least six months prior to the beginning of any calendar year, the Board of
Directors elects not to extend the term.   The Severance Plan may be terminated
or amended by the Board of Directors at any time, except that the Severance Plan may not be terminated or amended after the occurrence of a change in control
(as defined in the Severance Plan).

Other Arrangements

	In connection with Dr. Taylor's resignation as President and Chief Executive Officer and a director of the Company effective May 31, 1996, Dr. Taylor entered into an agreement with the Company pursuant to which Dr. Taylor will be employed by the Company as a Strategic Advisor through May 31, 1997.
As a Strategic Advisor, Dr. Taylor has agreed to (i) assist in the transition to the Company's new Chief Executive Officer, (ii) act as the Company's special liaison to AT&T in connection with the Company's business relationship with AT&T, and (iii) continue his active participation on the Company's International Advisory Council. In consideration of such services, the Company has agreed to pay Dr. Taylor an annual salary of approximately $200,000 and a bonus of up to $20,000 if certain performance goals are satisfied. The Company has also agreed to accelerate the vesting of stock options held by Dr. Taylor covering 135,288 shares with exercise prices ranging from $7.00 to $14.00.

APPROVAL OF AMENDMENT TO 1996 STOCK INCENTIVE PLAN

	As in the past, it is the opinion of the Board of Directors that the continuing success of the Company depends, in large part, on its ability to attract, retain and motivate key employees and others who are in a position to contribute to the Company's future growth and success. In 1996, the Board adopted, and the stockholders approved, the Company's 1996 Stock Incentive Plan (as amended to date, the "Stock Incentive Plan" or the "Plan"). Subject to conditions described in the Stock Incentive Plan, the Plan allows the issuance of up to 1,000,000 shares of Common Stock. As of April 30, 1997, the number of shares of Common Stock not subject to outstanding stock options and available for future issuance under the Plan was 25,809. Accordingly, in order to retain the benefits of the Plan, on May 8, 1997 the Board approved an amendment to the Plan, subject to stockholder approval, increasing to 3,000,000 the number of
shares issuable under the Plan.   The 2,000,000 additional shares available for
issuance under the Plan represent less than 8% of the outstanding Common Stock on April 30, 1997.

General

	The Plan allows the issuance of Incentive Stock Options qualified under
Section 422 of the Code, Nonstatutory Stock Options, Stock Appreciation Rights, Performance Shares and Restricted and Unrestricted Stock. The 1996 Stock Incentive Plan is administered by the Board of Directors, which is authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the Plan. Pursuant to the terms of the Plan, the Board of Directors has delegated certain of its administrative authority under the Plan to the Compensation Committee, including the authority to determine option grants. All Company employees, officers, directors, consultants and advisors who are expected to contribute to the Company's future growth and success are eligible to participate in the Stock Incentive Plan.
As of April 30, 1997, approximately 914 persons were eligible to receive awards under the Plan. The maximum number of shares that may be awarded to any one employee under the Plan in any one fiscal year is 250,000 shares (subject to adjustment for stock splits, stock dividends and other relevant changes to the Company's capitalization).

	Incentive Stock Options and options that the Board intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of Incentive Stock Options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Company's Common Stock on the date of grant. On May 8, 1997, the last sale price of the Common Stock on the New York Stock Exchange was $24.13. Incentive Stock Options may only be awarded to persons eligible to receive incentive stock options under Section 422 of the Code, i.e., employees of the Company.

	If Incentive Stock Options are awarded, they must be awarded under the terms of Section 422 of the Code. The exercise period of Incentive Stock Options shall not exceed ten years from the date of the grant. The Plan also provides that where Incentive Stock Options are granted to any employee under the Stock Incentive Plan, and the aggregate options granted under the Stock Incentive Plan or any other Company incentive stock option plan become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value of more than $100,000, then the number of shares with a value in excess of $100,000 shall not constitute Incentive Stock Options, but are classified as Nonstatutory Stock Options. Furthermore, no Incentive Stock Option may be exercised unless at the time of such exercise the participant is and has been continually, since the date of the grant, an employee of the Company, except that Incentive Stock Options may be exercised within a period of up to three months after the participant ceases to be an employee.

	The Plan provides that no option granted to a person required to file reports under Section 16(a) of the Exchange Act may become exercisable within six months of the date of grant unless such option shall have been approved by the Board, the stockholders or a committee of "Non-Employee Directors" as defined in Rule 16b-3. Except as otherwise provided in the applicable award agreement, awards granted under the Plan are nontransferable. Options granted under the Stock Incentive Plan (whether Incentive Stock Options or Nonstatutory Stock Options) may provide for the payment of the exercise price by the delivery of cash or check, delivery of shares of Common Stock owned by the optionee for at least six months, delivery of a promissory note of the optionee to the Company on terms determined by the Board, delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price in the form of cash or check, and payment of such other lawful consideration as the Board may determine, or a combination of the foregoing.

	In addition to stock options, the Stock Incentive Plan allows the Board to grant Stock Appreciation Rights ("SARs") entitling the recipient, on the exercise of the SAR, to receive an amount in cash or stock or a combination thereof determined in whole or in part by reference to appreciation in the fair market value of the stock between the date of the award and the exercise of the award. The SAR shall entitle the participant to receive, with respect to each share of stock as to which the stock appreciation right is exercised, the excess of the shares' fair market value on the date of the exercise over the fair market value on the date the SAR was granted. SARs may be granted in tandem with or independently of options granted under the Stock Incentive Plan. If granted with Incentive Stock Options, the SAR must be granted at the time that the Incentive Stock Option is granted.

	The Stock Incentive Plan also allows the Board to award Performance Shares entitling the recipient to acquire shares of Common Stock upon the attainment of specified performance goals. The Board may award Performance Shares independent of or in connection with the grant of any other award under the Stock Incentive Plan. If Performance Shares are granted, the participant shall only be entitled to receive a stock certificate upon satisfaction of all conditions specified in the agreement evidencing the Performance Share award.

	The Stock Incentive Plan also allows the Board to grant Restricted
Stock entitling the recipient to acquire shares of stock subject to the right of the Company to repurchase all or a part of such shares at their purchase price from the recipient in the event that the conditions specified by the Board in the applicable award were not satisfied prior to the end of the applicable restricted period or periods. Conditions for repurchase (or forfeiture) may be based on continuing employment, service or achievement of pre-established performance or other goals and objectives. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as permitted by the Board during the applicable restricted period. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the participant and deposited by the participant together with a stock power endorsed in blank with the Company. The Board may also grant or sell at a purchase price determined by the Board, which price shall not be lower than 85% of the fair market value on the date of the sale to participants, shares of stock free of any restrictions ("Unrestricted Stock"). No shares of stock may be sold for less than the par value of the Common Stock.

	The granting of awards under the Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any individual or group. Since its adoption, (i) Messrs. Girard, Matz, Slezak, Weaver and Wnorowski have received options to purchase 264,128, 30,000, 97,833, 50,000 and 40,000 shares of Common Stock, respectively, (ii) all current executive officers as a group have received options to purchase
543,837 shares, (iii) no shares have been granted to all current non-executive directors as a group, (iv) no shares have been granted to any associate of any of the foregoing officers and directors, (v) all employees, including all current officers, as a group received options to purchase 974,191 shares, and
(vi) no other persons have received 5% or more of the total options issued under the Plan.

Amendment and Termination of the Plan

	Amendments to the Stock Incentive Plan do not require stockholder approval except as required to comply with any applicable tax or regulatory requirement. The Board has the flexibility to at any time amend, accelerate or waive any or all of the goals, restrictions or conditions imposed under any award, provided that the participant's consent will be required if the Board determines such action would materially and adversely affect the participant. The Stock Incentive Plan shall terminate upon the earlier of February 28, 2006 or the date upon which all shares available for issuance under the Stock Incentive Plan shall have been issued.

Federal Income Tax Consequences

	The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of Common Stock acquired under the Plan.

	Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an Incentive Stock Option.
Instead, a participant will generally recognize taxable income with respect to an Incentive Stock Option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an Incentive Stock Option, however, may subject a participant to the alternate minimum tax. Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold.
If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price. If the participant sells ISO Stock prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then generally all or a portion of the gain recognized will be ordinary compensation income and the remaining gain will be a capital gain, long term if the participant has held the ISO Stock for more than one year prior to the date of the sale. If the participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale.

	Nonstatutory Options. As in the case of an Incentive Stock Option, a participant will not recognize taxable income upon the grant of a Nonstatutory Option. Unlike the case of an Incentive Stock Option, however, a participant who exercises a Nonstatutory Option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price. With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

	Restricted Stock. The recipient of a restricted stock award will not realize any federal income tax consequences at the time the award is made unless the recipient makes an election under Section 83(b) of the Code. If the recipient makes a Section 83(b) election within 30 days of the date of grant, then he or she will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is made and the purchase price for the Common Stock. If the Section 83(b) election is not made, the recipient will recognize ordinary income, at the time that the forfeiture provisions and restriction on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at that time and the original purchase price for the Common Stock. Upon a sale of the Common Stock acquired pursuant to a restricted stock award, the recipient will recognize a capital gain or loss on the difference between his or her basis (the price paid plus any ordinary income previously recognized) and the sale price. The gain or loss will be a long-term gain or loss if the Common Stock is held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or just after the award is granted if a Section 83(b) election is made.

	Tax Consequences to the Company. The grant of a stock option or restricted stock award under the Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an Incentive Stock Option acquired under the Plan nor the sale of any Common Stock acquired under the Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the Plan who are employees or otherwise subject to withholding in connection with the exercise of a Nonstatutory Stock Option or a restricted stock award.

THE BOARD OF DIRECTORS BELIEVES THE PROPOSED AMENDMENT TO THE STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

APPROVAL OF AMENDMENT TO
1995 EMPLOYEE STOCK PURCHASE PLAN


	The final offering under the Company's 1995 Employee Stock Purchase Plan (as amended to date, the "Stock Purchase Plan") is scheduled to terminate on
August 31, 1997.   Management believes it is advisable and in the best interest of the Company to continue to encourage stock ownership by employees of the Company. Accordingly, on May 8, 1997 the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Stock Purchase Plan providing for the issuance of up to an additional 200,000 shares of the Company's Common Stock through four additional semiannual offerings. The 200,000 additional shares available for issuance under the Stock Purchase Plan represent less than 1% of the outstanding Common Stock on April 30, 1997.

General

	The Stock Purchase Plan, as currently in effect, consists of four semiannual offerings of 50,000 shares each. The final offering under this plan commenced on March 1, 1997 and will terminate on August 31, 1997. The proposed amendment to the Stock Purchase Plan would add an additional four semiannual offerings of 50,000 shares each. The additional offerings would occur from September 1, 1997 to February 28, 1998, March 1, 1998 to August 31, 1998, September 1, 1998 to February 28, 1999 and March 1, 1999 to August 31, 1999. The number of shares available for an offering may be increased, at the election of the Board of Directors, by the shares, if any, which were made available but not purchased during the previous offerings. As of March 31, 1997, 87,953 shares remained available for issuance, some or all of which will be issued in connection with the offering terminating on August 31, 1997.
The maximum number of shares issuable under the Stock Purchase Plan will be subject to adjustment for any dividend, stock split or other relevant change in the Company's capitalization.

	With certain exceptions, all full-time employees, including officers and directors, who have been employed by the Company or an eligible subsidiary for at least three months, are eligible to participate in the Stock Purchase Plan. As of March 1, 1997, approximately 594 employees of the Company were eligible to participate. However, no person is eligible to participate in the Stock Purchase Plan if he or she possesses at least 5% of the voting power of the Company's Common Stock. The purchase of shares under the Stock Purchase Plan is voluntary, and the Company cannot now determine the number of shares to be purchased under such plan in the future by any person or group.

	During each semiannual offering, the maximum number of shares which may be purchased by a participating employee (a "purchase option") is determined on the first day of the offering period under a formula whereby 85% of the market value of a share of the Company's Common Stock on the first day of the offering is divided into an amount equal to 6% of that employee's annualized base pay (as defined in the Stock Purchase Plan). An employee may elect to have up to ten percent of his or her base pay withheld from his or her pay for this purpose. The price at which the employee may purchase shares is the lower of
(i) 85% of the last sale price of the Common Stock on the New York Stock Exchange on the date that the offering commenced, or (ii) 85% of such price on the day that the offering terminates.

Amendment and Administration of the Plan

	The Stock Purchase Plan is administered by the Compensation Committee, which is authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the Stock Purchase Plan, subject to final authority of the Board of Directors. The Board of Directors of the Company may at any time, and from time to time, modify, terminate or amend the Stock Purchase Plan in any respect, except that if at any time the approval of the stockholders of the Company is required as to such modification or amendment under (i) Section 423 of the Code,
(ii) Rule 16b-3 of the Exchange Act, or any successor provisions ("Rule 16b-3"), or (iii) under any applicable listing requirement, the Board of Directors may not effect such modification or amendment without stockholder approval.

	The termination, modification or amendment of the Stock Purchase Plan shall not, without the consent of a participant, affect his or her rights under a purchase option previously selected by the participant. With the consent of the participant affected, the Board of Directors may amend outstanding purchase options in a manner not inconsistent with the terms of the Stock Purchase Plan. The Board of Directors shall also have the right to amend or modify the terms and provisions of the Stock Purchase Plan and of any purchase options previously granted under the Stock Purchase Plan to the extent necessary to ensure the continued qualification of the plan under Section 423 of the Code and Rule 16b-3. The Stock Purchase Plan also contains provisions relating to the disposition of purchase options in the event of certain mergers or other significant transactions involving the Company.

Federal Income Tax Consequences

	The following is a summary of the United States federal income tax consequences that generally will arise with respect to participation in the Stock Purchase Plan and with respect to the sale of Common Stock acquired under the 1995 Stock Purchase Plan. The plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. The plan is not a qualified plan under Section 401(a) of the Code.

	Tax Consequences to Participants. In general, a participant will not recognize taxable income upon enrolling in the Stock Purchase Plan or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the Stock Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income. A portion of the taxable income will be ordinary income, and a portion may be capital gain.

	If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

	(i) the excess of the fair market value of the Common Stock on the Grant Date over the price at which the participant purchased the Common Stock; and

	(ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

	Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

	If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock.
This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

	Tax Consequences to the Company. The offering of Common Stock under the Stock Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Stock Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

	Withholding. The amount that a participant elects to have deducted from his or her base pay for the purchase of Common Stock under the Stock Purchase Plan constitutes taxable wages and is subject to withholding. Moreover, the Company will have a withholding obligation with respect to ordinary compensation income recognized by a participant upon making a Disqualifying Disposition.
The Company may require any affected participant to make arrangements to satisfy this withholding obligation.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT TO THE 1995 STOCK PURCHASE PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


RATIFICATION AND APPROVAL OF AMENDMENT TO 1995 DIRECTOR STOCK OPTION PLAN

	Because only 60,000 shares currently remain available for issuance under the Company's 1995 Director Stock Option Plan, ( the "1995 Director Plan"), and because the Board of Directors believes it is necessary to attract and retain qualified individuals as directors, on May 8, 1997 the Board of Directors adopted, subject to ratification by the stockholders, an amendment to the 1995 Director Plan. The amendment increases the number of shares available for issuance by 120,000 and provides that an option for 30,000 shares of Common Stock shall be granted to each non-employee director of the Company (other than Greg C. Carr) on May 8, 1997 at an exercise price equal to the last sale price of the Common Stock on such date as reported on the New York Stock Exchange.

Summary of the Plan

	The 1995 Director Plan was originally adopted by the Board of Directors on March 1, 1995 and approved by the stockholders on June 22, 1995. The purpose of the 1995 Director Plan is to encourage ownership of stock of the Company by outside (non-employee) directors whose continued services are essential to the Company's future progress, and to provide them with an additional incentive to serve as directors of the Company. Set forth below is a summary of the provisions of the 1995 Director Plan.

	The 1995 Director Plan provides for the grant to outside directors of the Company of options to purchase shares of Common Stock. Only directors of the Company who are not employees of the Company are eligible to receive options under the 1995 Director Plan. In any event, no options may be granted under the 1995 Director Plan to Greg C. Carr, a Founder of the Company and currently Chairman of the Board of Directors.

	A total of 180,000 shares of the Company's Common Stock were initially available for issuance under the 1995 Director Plan. This number will be increased to 300,000 if the stockholders approve the proposed amendment. The 1995 Director Plan initially provided that an option to purchase 30,000 shares of Common Stock of the Company would be granted to eligible directors on March 1, 1995. The 1995 Director Plan also provides that an option to purchase 30,000 shares shall be granted to an eligible director upon his or her initial election as a director. All options granted under the 1995 Director Plan vest and become exercisable in increments of 10,000 each on the date or on the anniversary of the first, second and third annual meetings of the stockholders after the date of grant.

	The following table sets forth the benefits to be received under the 1995 Director Plan during 1997:

                                    				NEW PLAN BENEFITS
                 	       Plan Benefits in 1997 Under the 1995 Director Plan

Name and Position            Dollar Value ($) (1)      Number of Shares
Francis E. Girard                 -- --                      -- --
President and CEO

John C.W. Taylor (2)              -- --                      -- --
Former President and CEO

George J. Matz                    -- --                      -- --
Vice President of World Sales

Robert J. Slezak                  -- --                      -- --
Executive Vice President
of Technology and Marketing

John M. Weaver                    -- --                      -- --
Senior Vice President of
Operations & Customer Support

A.K. Wnorowski                    -- --                      -- --
Senior Vice President of
Strategic Alliances and General
Counsel


Executive Group                    -- --                      -- --

Non-Executive Director Group         $0                      120,000

Non-Executive Officer              -- --                      -- --
Employee Group

______________________________

(1) Represents the difference between the exercise price of the options and the fair market value of the underlying shares of Common Stock on the date of grant.
(2) Dr. Taylor resigned as President and Chief Executive Officer and a Director of the Company effective May 31, 1996.

	Under the Director Plan, since its adoption, and excluding the grants made on May 8, 1997 subject to stockholder approval, which are reflected in the above table, (i) Messrs. Connaughton, Leonard, Norberg and Snelling have each received options to purchase 30,000 shares of Common Stock, (ii) the current directors who are not executive officers as a group have received options to purchase an aggregate of 120,000 shares of Common Stock and (iii) no options have been granted to any Named Executive Officer, current executive officer, current employee or associate of any of the foregoing.

	 Each option granted under the 1995 Director Plan has an exercise price equal to the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. The exercise price of each option may be paid in cash, shares of Common Stock of the Company or any combination thereof. Options are not transferable or assignable other than upon the death of the optionee or pursuant to a Qualified Domestic Relations order, nor may an option be assigned or pledged by the optionee or be subject to execution, attachment or similar process.

	An optionee may exercise his or her option only while he or she is a director of the Company, or up to three (3) years after he or she ceases to be a director of the Company. All options granted under the 1995 Director Plan terminate on the tenth anniversary of the date of grant.

Amendment and Administration of the Plan

	The Board of Directors may suspend or discontinue the 1995 Director Plan or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company, no amendment may be made without stockholder approval to the extent required by any listing, tax or regulatory requirement. The 1995 Director Plan also contains certain provisions relating to the disposition of options in the event of certain mergers or other significant transactions involving the Company. In addition, the Board of Directors may not amend the 1995 Director Plan more frequently than once in any six-month period. The 1995 Director Plan will terminate upon the earlier to occur of
(i) December 31, 1998, or (ii) the date on which all shares available for issuance under the 1995 Director Plan shall have been issued pursuant to the exercise of options granted under the 1995 Director Plan.

Federal Income Tax Consequences

	For a summary of the federal income tax treatment of the options granted under the 1995 Director Plan, see the discussion of non-statutory options under the proposal regarding the proposed amendment to the 1996 Stock Incentive Plan.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT TO THE 1995 DIRECTOR PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

OTHER MATTERS

	Coopers & Lybrand L.L.P., the Company's independent auditors since 1989, will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions from stockholders.

	The Board of Directors knows of no other business which will be presented at the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote the shares represented by the Proxies, in accordance with their judgment on such matters.

	The Company will bear all expenses in connection with the solicitations of proxies, including preparing, assembling and mailing the Proxy Statement.
In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for purposes of soliciting proxies.

Deadline for Submission of Stockholder Proposals

	Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company at its principal offices not later than January 15, 1998 for inclusion in the Proxy Statement for that meeting.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JANUARY 31, 1997 BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, BOSTON TECHNOLOGY, INC., 100 QUANNAPOWITT PARKWAY, WAKEFIELD, MASSACHUSETTS 01880.

                                    					By Order of the Board of Directors

                                         /s/Carol B. Langer
                                    					------------------
                                         Carol B. Langer,
                                    					Secretary

May 15, 1997